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                             RED LION HOTELS, INC.

                                4001 MAIN STREET
                          VANCOUVER, WASHINGTON 98663
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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON NOVEMBER 8, 1996

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To the Stockholders of Red Lion Hotels, Inc.:


     A Special Meeting of Stockholders (the "Special Meeting") of Red Lion Hotels, Inc., a Delaware corporation ("Red Lion"), will be held on Friday, November 8, 1996, at 8:00 a.m. (local time), at Le Parker Meridien Hotel, Salon Concorde, 119 West 56th Street, New York, New York 10019, for the following purposes:


          (1) to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of September 12, 1996 (the "Merger Agreement"), by and among Red Lion, Doubletree Corporation, a Delaware corporation ("Doubletree"), and RLH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Doubletree ("Merger Sub"), and the merger of Merger Sub with and into Red Lion upon the terms and subject to the conditions thereof (the "Merger"), pursuant to which, among other things, each share of Common Stock, par value $.01 per share, of Red Lion ("Red Lion Common Stock") which is outstanding immediately prior to the Merger (other than shares as to which appraisal rights have been perfected, and not withdrawn or lost, under the Delaware General Corporation Law) will be converted into the right to receive (i) $21.30 in cash (plus, if the Merger does not occur on or prior to November 18, 1996, interest accruing at a fluctuating rate per annum equal to the prime interest rate from time to time of Bankers Trust Company, compounded daily, on $30.106 plus such accrued interest, for the period commencing on November 18, 1996 and ending on the day on which the Merger occurs) and (ii) 0.2398 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Doubletree ("Doubletree Common Stock"); provided, however, that in the event that the "volume-weighted average quote" of the reported sales prices per share of the Doubletree Common Stock quoted on The Nasdaq Stock Market's National Market, as reported by Bloomberg L.P., for the 10 consecutive trading days (on which shares of the Doubletree Common Stock are actually traded) immediately preceding the second business day prior to the effective time of the Merger (the "Final Doubletree Stock Price"), is equal to or less than $34.89, or equal to or greater than $38.56, the Exchange Ratio shall be subject to adjustment as follows: (a) if the Final Doubletree Stock Price is equal to or less than $31.22, then the Exchange Ratio shall be equal to the sum of 0.2398 plus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price ; (b) if the Final Doubletree Stock Price is greater than $31.22 and equal to or less than $34.89, then the Exchange Ratio shall be equal to the quotient obtained by dividing $8.3657 by the Final Doubletree Stock Price; (c) if the Final Doubletree Stock Price is equal to or greater than $38.56 but less than $42.23, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.2463 by the Final Doubletree Stock Price; (d) if the Final Doubletree Stock Price is equal to or greater than $42.23 but less than $44.07, then the Exchange Ratio shall be equal to the difference of 0.2398 minus the quotient obtained by dividing $0.8806 by the Final Doubletree Stock Price; and (e) if the Final Doubletree Stock Price is equal to or greater than $44.07, then the Exchange Ratio shall be equal to the quotient obtained by dividing $9.6866 by the Final Doubletree Stock Price; and

          (2) to consider and transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


     The Board of Directors of Red Lion has fixed the close of business on October 9, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof, and only stockholders of record at such time will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. The affirmative vote of the holders of not less than a majority of the outstanding shares of Red Lion Common Stock will be necessary for approval and adoption of the Merger Agreement and the Merger.

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     IN ORDER TO ENSURE THAT YOUR INTERESTS ARE REPRESENTED AT THE SPECIAL
MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. A PRE-ADDRESSED, STAMPED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                                          By Order of the Board of Directors,

LOGO                                      Beth A. Ugoretz
                                          Secretary


October 10, 1996


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